EXHIBIT 23



                          Accounts' Consent


     We consent to the incorporation by reference in the registration statements No. 33-59323 on Form S-3 and No.'s 2-79663, 33-12513, 33-18877,
33-22106, 33-22607, 33-44236, 33-53968, 33-49785, 33-49849, 33-51071,
33-51735, 33-52277 and 33-54811 on Forms S-8 of Union Pacific Corporation of our report dated February 24, 1995 with respect to the consolidated balance sheets of Southern Pacific Rail Corporation and Subsidiary Companies as of December 31, 1994 and 1993, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three year period ended December 31, 1994, which report appears in the Form 8-K of Union Pacific Corporation dated
January 22, 1996, to which appearance we also consent.


                                        KPMG Peat Marwick LLP


San Francisco, California
January 22, 1996